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                                                                  Exhibit 3.1(a)


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         MAIN STREET BANKS INCORPORATED


         Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, the undersigned hereby amends and restates the Articles of Incorporation of Main Street Banks Incorporated in their entirety (with all provisions of the heretofore existing Articles of Incorporation being hereby amended) as follows:

                                   ARTICLE ONE
                                      NAME

         The name of the corporation is Main Street Banks Incorporated.

                                   ARTICLE TWO
                              GOVERNING LAW; POWERS

         The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code and shall have all of the powers of a corporation so organized.

                                  ARTICLE THREE
                               PERIOD OF DURATION

         The corporation shall have perpetual duration.

                                  ARTICLE FOUR
                                     PURPOSE

                The corporation is organized as a corporation for profit for any lawful purpose not specifically prohibited to corporations under the applicable laws of the State of Georgia, and shall be authorized in connection therewith to engage in any lawful business, act or activity.

                                  ARTICLE FIVE
                                AUTHORIZED SHARES

                The corporation shall have authority to be exercised by the Board of Directors to issue not more than 7,500,000 shares of common voting stock of One Dollar ($1.00) par value per share (such stock to be entitled the "Common Stock").


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                                   ARTICLE SIX
                                PREEMPTIVE RIGHTS

         No shareholder shall have the preemptive right to acquire unissued shares of the corporation.

                                  ARTICLE SEVEN
                                PRINCIPAL OFFICE

         The mailing address of the principal office of the corporation is 1134 Clark Street, Covington, Georgia 30209.

                                  ARTICLE EIGHT
                        LIMITATION OF DIRECTOR LIABILITY

                8.1 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

                8.2 Any repeal or modification of the provisions of this article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

                8.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

                8.4 In the event that any of the provisions of this article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.


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                                  ARTICLE NINE
                                   AMENDMENTS

                Amendments, alterations, changes or repeals of any provision of these Articles of Incorporation other than Article Eight and this Article Nine shall be effected only by the affirmative vote of the holders of a majority of the shares entitled to vote thereon as prescribed in the Georgia Business Corporation Code. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation or any provision of law which might otherwise permit a lesser vote or no vote, the provisions set forth in Article Eight and this Article Nine of these Articles of Incorporation may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the shares entitled to vote thereon as prescribed in the Georgia Business Corporation Code.

                                   ARTICLE TEN
            SHAREHOLDER ACTION BY LESS THAN UNANIMOUS WRITTEN CONSENT

         Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.



         These Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval, and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Georgia Business Corporation Code by the directors and shareholders of the corporation effective as of April 15, 1997.

         These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation of the corporation as heretofore amended.

         IN WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation this 15 day of April, 1997.

                                                MAIN STREET BANKS INCORPORATED

                                                By: /s/ Robert R. Fowler III
                                                -------------------------------
                                                Robert R. Fowler III
                                                Chief Executive Officer


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